UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2008

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 Mission Street, Suite 2900 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 3, 2008, our operating partnership, through one of its indirect subsidiaries, entered into a £53.7 million (approximately $95.6 million based on the exchange rate on September 3, 2008) development and investment facility to finance the construction of a datacenter on a site in the United Kingdom. We previously entered into an agreement pursuant to which a single tenant (the “Tenant”) will lease the entire datacenter upon its completion.

As of September 8, 2008, approximately £24 million had been drawn under the facility. An additional approximately £21 million is currently available to be drawn, and the availability of the remainder of the facility is contingent upon the satisfaction of certain conditions, including the achievement of certain construction milestones.

Each loan under the facility will bear interest equal to LIBOR plus an applicable margin. The applicable margin is currently approximately 1.75 percent per year. Upon the satisfaction of certain conditions, including the completion of the shell and core of the datacenter and the commencement of the Tenant’s lease, the applicable margin will be reduced to approximately 1.2 percent per year. All loans will be repaid by a bullet payment upon the expiration of the facility. The facility expires five years after the completion of the shell and core of the datacenter and no later than November 30, 2013. The facility may be accelerated upon certain events of default, including non-payment, failure to comply with the provisions of the finance documents, insolvency, cross-default events, certain events in relation to the property and the failure to enter into a lease with the Tenant substantially within the agreed timeframe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills
General Counsel and Assistant Secretary

Date: September 9, 2008